Exhibit 23-1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Community Bankshares, Inc.


We consent to inclusion in Amendment No. 1 to the Registration Statement on Form S-4 of Community Bankshares, Inc. of our report dated February 2, 2001, relating to the consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ending December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Community Bankshares, Inc.



                                                      J.W. Hunt and Company, LLP


Columbia, South Carolina
February 28, 2002